Exhibit 99.1

[COMPANY LOGO]


                         Company Contact:      Tom Reinckens
                                               Cache Inc.
                                               (212) 575-3246
Final For Immediate
  Release
                         Investor Relations:   Allison Malkin/Jane Thorn Leeson
                                               Integrated Corporate Relations
                                               (203) 682-8225/8276



           CACHE REPORTS 2% DECLINE IN MAY 2007 COMPARABLE STORE SALES
                 REVISES SECOND QUARTER AND FISCAL 2007 GUIDANCE

         New York, NY - June 5, 2007 - Cache Inc. (NASDAQ: CACH) today announced that comparable store sales (sales for stores open at least one year or more) decreased 2% during the four-week May 2007 period, as compared to an increase of 6% in the same period last year. Total net sales for the four-week period ended May 26, 2007 decreased 3.5% to $21.9 million, as compared to the four-week period ended May 27, 2006. Revenue for the fiscal 2006 period included $1.3 million in sales from the former Lillie Rubin chain.

         For the twenty-one-week fiscal 2007 period ended May 26, 2007, comparable store sales increased 2%, as compared to an increase of 6% in the same period last year. Total net sales for the twenty-one-week period were basically flat at $113.3 million this year. Revenue for the fiscal 2006 twenty-one-week period included $7.5 million in sales from the former Lillie Rubin chain.

         "We are disappointed in our May sales results, which reflected continued softness in our spring/summer knit top assortments partially offset by strength in dresses," began Brian Woolf, Chairman and Chief Executive Officer of Cache Inc. "We are currently taking the markdowns necessary to end the quarter in a healthy inventory position and are re-balancing our assortments to be in a better position for


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the fall/holiday season. Based on this, we have reduced expectations for the second quarter and full fiscal year."

         "As we look ahead, we remain confident in our business strategies and optimistic that our initiatives in product, sourcing and marketing will result in improved performance beginning with our fourth quarter this year," Mr. Woolf continued. "To this end, in the third quarter, we will anniversary the increase in our marketing costs and plan these expenses below the prior year levels in each of the third and fourth quarters. We also expect to benefit from the infusion of talent in our design and production organizations stemming from the acquisition of Adrienne Victoria Designs."



BUSINESS OUTLOOK

         The Company is revising its sales and earnings guidance for the second quarter and fiscal 2007 year while introducing third and fourth quarter fiscal 2007 guidance. The Company's current guidance assumes comparable stores sales are flat to down slightly for the second quarter of fiscal 2007 and decline by 2% for the third quarter of fiscal 2007. The Company expects comparable store sales to range from flat to up in the low single digit range during the fourth quarter of fiscal 2007, as its efforts to improve assortments take hold.

         For the second quarter of fiscal 2007, net sales are currently estimated in the range of $67 million to $69 million, which compares to actual second quarter fiscal 2006 net sales of $71.7 million. Diluted earnings per share for the second quarter of fiscal 2007 are currently estimated in the range of $0.06 to $0.08, as compared to the Company's previous guidance range of $0.20 to $0.24 per diluted share and versus actual second quarter fiscal 2006 diluted earnings per share of $0.10.

         For the third quarter of fiscal 2007 the Company is introducing guidance for net sales in the range of $55 million to $57 million, which compares to actual third quarter fiscal 2006 net sales of $59.9 million. Net loss per share for the third quarter of fiscal 2007 is estimated in the range of $(0.06) to $(0.08), as


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compared to actual third quarter fiscal 2006 diluted earnings per share of
$0.04. Last year's third quarter results included $0.04 per diluted share related to certain costs, offset by a $0.09 per diluted share gain from gift card and merchandise credit breakage and $0.07 per diluted share in Lillie Rubin losses partially offset by a $0.01 per diluted share reversal of Lillie Rubin exit costs.

         For the fourth quarter of fiscal 2007, the Company is introducing guidance for net sales in the range of $81 million to $83 million, which compares to actual fourth quarter fiscal 2006 net sales of $83.6 million. Diluted earnings per share for the fourth quarter of fiscal 2007 are estimated in the range of $0.46 to 0.48 per diluted share, as compared to actual fourth quarter fiscal 2006 diluted earnings per share of $0.28.

         For the full fiscal 2007 year, the Company currently estimates net sales in the range of $267 million to $273 million, as compared to actual net sales of $279 million in fiscal 2006. Diluted earnings per share for the full fiscal 2007 year are estimated in the range of $0.47 to $0.49, as compared to the Company's previous earnings guidance range of $0.75 to $0.80 per diluted share and actual fiscal 2006 diluted earnings per share of $0.51. Fiscal 2007 guidance does not reflect expected accretion from Adrienne Victoria Designs. The Company plans to update its sales and earnings guidance for this acquisition after the expected closing date of June 30, 2007.



About Cache, Inc.

         Cache is a nationwide, mall-based specialty retailer of sophisticated, social occasion sportswear and dresses targeting style-conscious women. Cache targets women between the ages of 25 and 45 who have a youthful attitude, are self-confident and fashion-conscious, and require a missy fit. We operate 294 Cache and Cache Luxe stores primarily situated in central locations in high traffic, upscale malls in 44 states, the Virgin Islands and Puerto Rico.

         Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, ability to successfully open new stores,


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introduction of the Cache Luxe concept, dependence on management, dependence on vendors and distributors, reliance on foreign manufacturers, material weakness in our internal controls, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.